Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in previously filed Registration Statements (Form S-8 No. 333-100539, Form S-3D No. 333-115681, and Form S-8 No. 333-122532) of Fauquier Bankshares, Inc. of our report, dated March 15, 2010 relating to the consolidated balance sheets of Fauquier Bankshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009 appearing in this Form 10-K of Fauquier Bankshares, Inc. for the year ended December 31, 2009.
/s/ Smith Elliott Kearns & Company, LLC
Chambersburg, Pennsylvania
March 15, 2010